EXHIBIT 10.6

WEATHERFORD INTERNATIONAL PLC
2010 OMNIBUS INCENTIVE PLAN
(AS AMENDED AND RESTATED ON JUNE 17, 2014)

i

2.41	“RSU”	6
2.42	“RSU Award”	6
2.43	“SAR”	6
2.44	“Section 409A”	6
2.45	“Securities Act”	6
2.46	“Share” or “Shares”	6
2.47	“Subsidiary” or “Subsidiaries” OR “Subsidiary Corporation”	6
2.48	“Substantial Risk of Forfeiture”	6
2.49	“Tax‑Related Items”	6
2.50	“Ten Percent Shareholder”	6
2.51	“Termination of Employment”	7
2.52	“U.S. Taxpayer”	7
ARTICLE III ELIGIBILITY AND PARTICIPATION		7
3.1	Eligibility	7
3.2	Participation	7
ARTICLE IV GENERAL PROVISIONS RELATING TO AWARDS		7
4.1	Authority to Grant Awards	7
4.2	Dedicated Shares; Maximum Awards	8
4.3	Non-Transferability	9
4.4	Requirements of Law	9
4.5	Changes in the Company’s Capital Structure; Change of Control	9
4.6	Election Under Section 83(b) of the Code	10
4.7	Forfeiture for Cause	11
4.8	Forfeiture Events	11
4.9	Award Agreements	11
4.10	Amendments of Award Agreements	11
4.11	Rights as Shareholder	11
4.12	Issuance of Shares	12
4.13	Restrictions on Shares Received	12
4.14	Compliance With Section 409A	12
ARTICLE V OPTIONS		12
5.1	Authority to Grant Options	12
5.2	Type of Options Available	13
5.3	Option Agreement	13
5.4	Option Price	13
5.5	Duration of Option	13
5.6	Exercise of Option	13
5.7	Notification of Disqualifying Disposition	14
5.8	No Rights as Shareholder	14
5.9	$100,000 Limitation on ISOs	14
ARTICLE VI SHARE APPRECIATION RIGHTS		14
6.1	Authority to Grant SAR Awards	14
6.2	General Terms	14
6.3	SAR Agreement	15
6.4	Term of SAR	15
6.5	Exercise of SAR	15

6.6	Payment of SAR Amount	15
6.7	Termination of Employment	15
ARTICLE VII RESTRICTED SHARE AWARDS		15
7.1	Restricted Share Awards	15
7.2	Restricted Share Award Agreement	16
7.3	Purchase Price	16
7.4	Holder’s Rights as Shareholder	16
7.5	Minimum Vesting Period	16
ARTICLE VIII RESTRICTED SHARE UNIT AWARDS		17
8.1	Authority to Grant RSU Awards	17
8.2	RSU Award	17
8.3	RSU Award Agreement	17
8.4	Purchase Price.	17
8.5	Dividend Equivalents	17
8.6	Form of Payment Under RSU Award	17
8.7	Time of Payment Under RSU Award	18
8.8	No Rights as Shareholder	18
8.9	Minimum Vesting Period	18
ARTICLE IX PERFORMANCE SHARE AWARDS AND PERFORMANCE UNIT AWARDS		18
9.1	Authority to Grant Performance Share Awards and Performance Unit Awards	18
9.2	Section 162(m)	18
9.3	Award Agreement	20
9.4	Purchase Price.	20
9.5	Form of Payment Under Performance Unit Award	20
9.6	Time of Payment Under Performance Unit Award	20
9.7	Holder’s Rights as Shareholder With Respect to Performance Awards	20
9.8	Minimum Performance Period	21
ARTICLE X OTHER SHARE-BASED AWARDS		21
10.1	Authority to Grant Other Share-Based Awards	21
10.2	Value of Other Share-Based Award	21
10.3	Purchase Price.	21
10.4	Payment of Other Share-Based Award	22
10.5	Termination of Employment	22
10.6	Minimum Vesting Period	22
ARTICLE XI CASH-BASED AWARDS		22
11.1	Authority to Grant Cash-Based Awards	22
11.2	Value of Cash-Based Award	22
11.3	Payment of Cash-Based Award	22
11.4	Termination of Employment	23
ARTICLE XII SUBSTITUTION AWARDS		23
ARTICLE XIII ADMINISTRATION		23
13.1	Awards	23
13.2	Authority of the Committee	23
13.3	Decisions Binding	25
13.4	No Liability to Holders.	25
ARTICLE XIV AMENDMENT OR TERMINATION OF PLAN		25

14.1	Amendment, Modification, Suspension, and Termination	25
14.2	Awards Previously Granted	25
ARTICLE XV MISCELLANEOUS		25
15.1	Unfunded Plan/No Establishment of a Trust Fund	25
15.2	No Employment Obligation	26
15.3	Transfers and Leaves of Absence.	26
15.4	Tax Withholding	26
15.5	Gender and Number	27
15.6	Severability	27
15.7	Headings	27
15.8	Other Compensation Plans	27
15.9	Other Awards	27
15.10	Successors	27
15.11	Law Limitations/Governmental Approvals	27
15.12	Fractional Shares	27
15.13	Investment Representations	27
15.14	Persons Residing Outside of Ireland or the United States	27
15.15	Governing Law	28
15.16	Purchase Rights	28

ARTICLE I
Purpose and Duration
1.1Purpose of the Plan. The Plan is intended to advance the best interests of the Company, its Affiliates and its shareholders by providing those persons who have substantial responsibility for the management and growth of the Company and its Affiliates with additional performance incentives and an opportunity to obtain or increase their proprietary interest in the Company, thereby encouraging them to continue in their Employment or affiliation with the Company or its Affiliates. The Plan permits the grant of Options, SARs, Restricted Shares, RSUs, Performance Share Awards, Performance Unit Awards, Cash-Based Awards and Other Share-Based Awards. The Plan became effective on the date the Plan was originally approved by the shareholders of the Company (the “Effective Date”) and was amended and restated on June 17, 2014 (the “Restatement Date”).
1.2Duration of Plan. The Plan shall continue indefinitely until it is terminated pursuant to Section 14.1. No ISOs may be granted under the Plan on or after the tenth anniversary of the Effective Date. The applicable provisions of the Plan will continue in effect with respect to an Award granted under the Plan for as long as such Award remains outstanding.
ARTICLE II
Definitions
The words and phrases defined in this Article shall have the meaning set out below throughout the Plan, unless the context in which any such word or phrase appears reasonably requires a broader, narrower or different meaning.
2.1“Act” means the Companies Act 1963 of Ireland.
2.2“Affiliate"means any Entity that, directly or indirectly, controls, is controlled by, or is under common control with, the Company. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Entity, shall mean the possession, directly or indirectly, of the power (a) to vote more than fifty percent (50%) of the securities having ordinary voting power for the election of directors (or other governing body) of the controlled Entity, or (b) to direct or cause the direction of the management and policies of the controlled Entity, whether through the ownership of voting securities, by contract or otherwise.
2.3 “Award” means, individually or collectively, a grant under the Plan of Options, SARs, Restricted Shares, RSUs, Performance Share Awards, Performance Unit Awards, Other Share-Based Awards and Cash-Based Awards, in each case subject to the terms and provisions of the Plan and any applicable Award Agreement, the consideration for which may be services rendered to the Company and/or its Affiliates.
2.4“Award Agreement” means the written or electronic agreement that sets forth the terms and conditions applicable to an Award granted under the Plan.
2.5“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

2.6“Board” means the board of directors of the Company.
2.7“Cash-Based Award” means an Award granted pursuant to Article XI.
2.8“Change of Control” means, unless otherwise set forth in an Award Agreement, the occurrence of any event set forth in any one of the following paragraphs:
(a)any Person is or becomes the Beneficial Owner, directly or indirectly, of twenty percent (20%) or more of either (i) the then outstanding Ordinary Shares of the Company (the “Outstanding Company Ordinary Shares”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”), excluding any Person who becomes such a Beneficial Owner in connection with a transaction that complies with clauses (i), (ii) and (iii) of paragraph (c) below;
(b)individuals, who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least two-thirds (2/3) of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds (2/3) of the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or any other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;
(c)the consummation of an acquisition, reorganization, reincorporation, redomestication, merger, amalgamation, consolidation, plan or scheme of arrangement, exchange offer, business combination or similar transaction of the Company or any of its Subsidiaries or the sale, transfer or other disposition of all or substantially all of the Company’s Assets (any of which, a “Corporate Transaction”), unless, following such Corporate Transaction or series of related Corporate Transactions, as the case may be, (i) all of the individuals and Entities who were the Beneficial Owners, respectively, of the Outstanding Company Ordinary Shares and Outstanding Company Voting Securities immediately prior to such Corporate Transaction own or beneficially own, directly or indirectly, more than sixty-six and two-thirds percent (66-2/3%) of, respectively, the Outstanding Company Ordinary Shares and the combined voting power of the Outstanding Company Voting Securities entitled to vote generally in the election of directors (or other governing body), as the case may be, of the Entity resulting from such Corporate Transaction (including, without limitation, an Entity (including any new parent Entity) which as a result of such transaction owns the Company or all or substantially all of the Company’s Assets either directly or through one (1) or more Subsidiaries or Entities) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Ordinary Shares and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any Entity resulting from such Corporate Transaction or any employee benefit plan (or related trust) of the Company or such Entity resulting from such Corporate Transaction) beneficially owns, directly or indirectly, twenty percent (20%) or more of, respectively, the then outstanding shares of common stock of the Entity resulting from such Corporate Transaction or the combined voting power of the then outstanding voting securities of such Entity except to the extent that such ownership existed prior to the Corporate Transaction and (iii) at least two-thirds (2/3) of the members of the board of directors (or other governing body) of the Entity resulting from such Corporate Transaction were members of the Incumbent Board at the time of the approval of such Corporate Transaction; or
(d)approval or adoption by the Board or the shareholders of the Company of a plan or proposal which could result directly or indirectly in the liquidation, transfer, sale or other disposal of all or substantially all of the Company’s Assets or the dissolution of the Company, excluding any transaction that complies with clauses (i), (ii) and (iii) of paragraph (c) above; or
(e)any other transaction which the Committee determines to be a Change of Control.
2.9“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.
2.10“Committee” means the full Board or a committee of at least two persons who are members of the Board and are appointed by the Board or the Compensation Committee of the Board, or, to the extent it chooses to operate as the Committee, the Compensation Committee of the Board. Each member of the Committee in respect of his or her participation in any decision with respect to an Award intended to satisfy the requirements of Section 162(m) of the Code shall satisfy the requirements of “outside director” status within the meaning of Section 162(m) of the Code; provided, however, that the failure to satisfy such requirement shall not affect the validity of the action of any committee otherwise duly authorized and acting in the matter. As to Awards, grants or other transactions that are authorized by the Committee and that are intended to be exempt under Rule 16b-3 under the Exchange Act, the requirements of Rule 16b-3(d)(1) under the Exchange Act with respect to committee action shall also be intended to be satisfied. For all purposes under the Plan, the Chief Executive Officer of the Company shall be deemed to be the “Committee” with respect to Awards granted by him pursuant to and to the extent authorized under Section 4.1.
2.11“Company” means Weatherford International plc, an Irish public limited company, or any successor thereto, or any successor or continuing Entity (by acquisition, reorganization, reincorporation, redomestication, merger, amalgamation, consolidation, plan or scheme of arrangement, exchange offer, business combination or similar transaction of the Company or the sale, transfer or other disposition of all or substantially all of the Company’s Assets), including its successor issuer for purposes of Rule 414 under the Securities Act of 1933, as amended.
2.12“Company’s Assets” means the assets (of any kind) owned by the Company, including, without limitation, the securities of the Company’s Subsidiaries and any of the assets owned by the Company’s Subsidiaries.
2.13 “Consultant” means any consultant or advisor if (a) the consultant or advisor renders bona fide service to the Company or any Affiliate, (b) the services rendered by the consultant or advisor are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities, and (iii) the consultant or advisor is a natural person.
2.14“Covered Employee” means an Employee who is, or could be, a “covered employee” within the meaning of Section 162(m) of the Code.

2.15“Director” means a director of the Company who is not an Employee.
2.16“Disability” means (a) as it relates to the exercise of an ISO after termination of Employment, a disability within the meaning of Section 22(e)(3) of the Code, and (b) for all other purposes, as determined by the Committee in its discretion exercised in good faith, a physical or mental condition of the Holder that would entitle him to payment of disability income payments under the Company’s long-term disability insurance policy or plan for Employees as then in effect; or in the event that the Holder is not covered, for whatever reason, under the Company’s long-term disability insurance policy or plan for Employees or in the event the Company does not maintain such a long-term disability insurance policy, “Disability” means a permanent and total disability as defined in section 22(e)(3) of the Code. A determination of Disability may be made by a physician selected or approved by the Committee and, in this respect, the Holder shall submit to an examination by such physician upon request by the Committee.
2.17“Dividend Equivalent” means a payment equivalent in amount to dividends paid to the Company’s shareholders in such form and on such terms as the Committee may determine.
2.18“Employee” means a person employed by the Company or any Affiliate.
2.19“Employment” shall be deemed to refer to (a) a Holder’s employment if the Holder is an employee of the Company or any of its Affiliates, (b) a Holder’s services as a Consultant, if the Holder is consultant to the Company or any of its Affiliates and (c) a Holder’s services as a Director, if the Holder is a Director.
2.20“Entity” means any company, corporation, partnership, association, joint-stock company, limited liability company, trust, unincorporated organization or any other entity or organization.
2.21“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time.
2.22“Fair Market Value” of the Shares as of any particular date means (a) if the Shares are traded on a stock exchange, the closing sale price of the Shares on that date as reported on the principal securities exchange on which the Shares are traded, or (b) if the Shares are traded in the over-the-counter market, the average between the high bid and low asked price on that date as reported in such over-the-counter market; provided that (i) if the Shares are not so traded, (ii) if no closing price or bid and asked prices for the Shares were so reported on that date or (iii) if, in the discretion of the Committee, another means of determining the fair market value of a Share at such date shall be necessary or advisable, the Committee may provide for another means for determining such fair market value.
2.23“Fiscal Year” means the Company’s fiscal year.
2.24“Holder” means a person who has been granted an Award or any person who is entitled to receive Shares or cash under an Award.
2.25“ISO” means an Option that is intended to be an “incentive stock option” that satisfies the requirements of section 422 of the Code.

2.26 “NSO” means an Option that is intended to be a “nonqualified stock option” that does not satisfy the requirements of section 422 of the Code.
2.27 “Option” means an option to purchase Shares granted pursuant to Article V.
2.28 “Option Price” shall have the meaning ascribed to that term in Section 5.4.
2.29 “Ordinary Share” or “Ordinary Shares” means an ordinary share or ordinary shares of the Company, nominal value $0.001 per ordinary share.
2.30“Other Share-Based Award” means an equity-based or equity-related Award not otherwise described by the terms and provisions of the Plan that is granted pursuant to Article X.
2.31“Parent Corporation” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of the action or transaction, each of the corporations other than the Company owns Ordinary Shares possessing fifty percent (50%) or more of the total combined voting power of the Ordinary Shares in one of the other corporations in the chain.
2.32 “Performance Goals” means the performance goal or goals described in Section 9.2 applicable to an Award.
2.33 “Performance Share Award” means an Award designated as a performance share award granted to a Holder pursuant to Article IX.
2.34“Performance Unit Award” means an Award designated as a performance unit award granted to a Holder pursuant to Article IX.
2.35 “Period of Restriction” means the period during which Restricted Shares are subject to a substantial risk of forfeiture (or absolute right of the Company to repurchase or redeem them), whether based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, in its discretion.
2.36 “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (a) the Company or any of its Subsidiaries, (b) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (c) an underwriter temporarily holding securities pursuant to an offering by the Company of such securities, or (d) an Entity owned, directly or indirectly, by the shareholders of the Company in the same proportions as their ownership of Ordinary Shares of the Company.
2.37 “Plan” means the Weatherford International plc 2010 Omnibus Incentive Plan, as amended from time to time.
2.38 “Qualified Performance-Based Compensation” means any compensation that is intended to be “qualified performance-based compensation” as described in Section 162(m) of the Code.

2.39 “Restricted Shares” means restricted Shares issued or granted under the Plan pursuant to Article VII.
2.40“Restricted Share Award” means an authorization by the Committee to issue or transfer Restricted Shares to a Holder.
2.41“RSU” means a restricted share unit credited to a Holder’s ledger account maintained by the Company pursuant to Article VIII.
2.42“RSU Award” means an Award granted pursuant to Article VIII.
2.43“SAR” means a share appreciation right granted under the Plan pursuant to Article VI.
2.44“Section 409A” means section 409A of the Code and Department of Treasury rules and regulations issued thereunder.
2.45“Securities Act” means the United States Securities Act of 1933, as amended from time to time.
2.46“Share” or “Shares” means a Ordinary Share or Ordinary Shares, or, in the event that the Ordinary Shares are later changed into or exchanged for a different class of shares or securities of the Company or another Entity, that other share or security. Shares may be represented by a certificate or by book or electronic entry.
2.47“Subsidiary” or “Subsidiaries” or “Subsidiary Corporation” means any Entity or Entities of the Company within the meaning of Section 155 of the Act. For purposes of granting an ISO, Subsidiary means any “subsidiary corporation” of the Company as defined in Section 424(f) of the Code and any regulations promulgated thereunder. For purposes of granting NSOs, SARs or other “stock rights,” within the meaning of Section 409A of the Code, to a U.S. Taxpayer, an entity may not be considered a Subsidiary if the Ordinary Shares will not be treated as “service recipient stock” of such entity under Section 409A of the Code. When the term “Subsidiary Corporation” is used, references to “corporation” or “corporations” shall be substituted for references to “Entity” and “Entities” each place such references appear in the preceding clause.
2.48“Substantial Risk of Forfeiture” shall have the meaning ascribed to that term in section 409A of the Code and Department of Treasury guidance issued thereunder.
2.49“Tax‑Related Items” means (a) federal, state, and local taxes and taxes imposed by any jurisdiction (including but not limited to, income tax, social security or insurance contributions, payroll tax, fringe benefits tax, payment on account, employment tax obligations, stamp taxes, and any other taxes that may be due) required by law to be withheld and (b) any employer tax liability shifted to a Holder.
2.50“Ten Percent Shareholder” means an individual who, at the time the Option is granted, owns more than ten percent (10%) of the total combined voting power of all classes of shares or series of shares of the Company or of any Parent Corporation or Subsidiary Corporation. An individual shall be considered as owning the shares owned, directly or indirectly, by or for his brothers and sisters (whether by the whole or half blood), spouse, ancestors and lineal descendants; and shares owned, directly or indirectly, by or for an Entity or estate, shall be considered as being owned proportionately by or for its shareholders, partners or beneficiaries.
2.51“Termination of Employment” means, in the case of an Award other than an ISO, the termination of the Award recipient’s Employment or service relationship with the Company and all Affiliates which, in the case of an Award subject to Section 409A, will be deemed to occur on the date of the Award recipient’s “separation from service” within the meaning of Section 409A. “Termination of Employment” means, in the case of an ISO, the termination of the Holder’s Employment relationship with all of the Company, any Parent Corporation, any Subsidiary Corporation and any corporation or parent or subsidiary corporation (within the meaning of section 422(a)(2) of the Code) of any such corporation that issues or assumes an ISO in a transaction to which section 424(a) of the Code applies. The Committee will have the sole direction to determine whether and for what reason a Holder has terminated Employment or service with the Company or any Affiliate and the effective date on which the Holder terminated Employment or services with the Company or any Affiliate (the “Termination Date”), subject to compliance with section 409A of the Code.
2.52“U.S. Taxpayer” means a person who is, or may be, subject to taxation under the laws of the United States or a political subdivision thereof.
ARTICLE III
Eligibility and Participation
3.1Eligibility. Except as otherwise specified in this Section 3.1, the persons who are eligible to receive Awards under the Plan are Employees, Directors and other individual service providers of the Company (including Consultants) or of any Affiliate. Awards other than Options, SARs, Performance Share Awards, or Performance Unit Awards may also be granted to a person who is expected to become an Employee within six months, to the extent permitted under applicable securities or exchange control laws or stock eligibility and regulations. In no event will an ISO be granted to any person other than an Employee.
3.2Participation. Subject to the terms and provisions of the Plan, the Committee may, from time to time, select the persons to whom Awards shall be granted and shall determine the nature and amount of each Award. No person shall have any right to be granted an Award pursuant to the Plan. Notwithstanding the preceding sentence, with respect to any executive officer who at the time of any grant hereunder is a “named executive officer” for purposes of Item 5.02 of Form 8-K, as provided in Instruction 4 thereto (in each case, as amended or supplemented from time to time), the Committee may only grant Options, SARs, Performance Share Awards, Performance Unit Awards and Cash-Based Awards.
ARTICLE IV
General Provisions Relating to Awards
4.1Authority to Grant Awards. The Committee may grant Awards to those eligible persons as the Committee shall from time to time determine, under the terms and conditions of the Plan. Subject only to any applicable limitations set out in the Plan, the number of Shares or other value to be covered by any

Award to be granted under the Plan shall be as determined by the Committee in its sole discretion. To the extent permitted by applicable Irish and United States law, the Committee may from time to time authorize the Chief Executive Officer or another senior officer of the Company to grant Awards to eligible persons who are not officers or Directors of the Company subject to the provisions of Section 16 of the Exchange Act and as inducements to hire prospective Employees who will not be officers or directors of the Company subject to the provisions of Section 16 of the Exchange Act, including other applicable law. For the avoidance of doubt, provided it meets the limitations in this Section 4.1, this delegation shall include the right to grant, amend, exchange, replace, buyout, redeem, surrender, forfeit or cancel Awards as necessary to accommodate changes in the laws or regulations, including in jurisdictions outside the United States and Ireland. Any delegation shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation, and the Committee may at any time rescind the authority so delegated or appoint a new delegate, and at all times, the delegate appointed under this Section 4.1 shall serve in such capacity at the pleasure of the Committee.
4.2Dedicated Shares; Maximum Awards. The aggregate number of Shares with respect to which Awards may be granted under the Plan (including any substitute Awards granted pursuant to Article XII) is 28,144,000. The maximum number of Shares with respect to which Options or SARs may be granted to an Employee during a Fiscal Year is two million. Each of the foregoing numerical limits stated in this Section 4.2 shall be subject to adjustment in accordance with the provisions of Section 4.5. If Shares are not issued or are withheld from payment of an Award to satisfy Tax-Related Items with respect to the Award, such Shares will not be added back to the aggregate number of Shares with respect to which Awards may be granted under the Plan but will count against the aggregate number of Shares with respect to which Awards may be granted under the Plan. If Shares are tendered in payment of an Option Price of an Option or the purchase price for Restricted Shares, RSUs, Performance Share Awards, Performance Unit Awards, Other Share-Based Awards, such Shares will not be added back to the aggregate number of Shares with respect to which Awards may be granted under the Plan. To the extent that any outstanding Award is forfeited or cancelled for any reason without the payment of consideration, the Shares allocable to such portion of the Award may again be subject to an Award granted under the Plan. When a SAR is settled or could be settled in Shares, the number of Shares subject to the SAR under the SAR Award Agreement will be counted against the aggregate number of Shares with respect to which Awards may be granted under the Plan as one Share for every Share subject to the SAR, regardless of the number of Shares (if any) used to settle the SAR upon exercise. Notwithstanding any contrary provision in the Plan, where it is intended to comply with Section 162(m) of the Code, the maximum number of Shares with respect to one or more Awards that may be granted to any one Holder during any calendar year shall be two million Shares per Fiscal Year and the maximum amount that may be paid in cash during any calendar year with respect to any Award (including, without limitation, any performance-based Award) shall be $25 million. To the extent required by Section 162(m) of the Code or the Department of Treasury regulations thereunder, in applying the foregoing limitations with respect to a Holder, if any Option or SAR is canceled, the canceled Option or SAR shall continue to count against the maximum number of Shares with respect to which Options and SARs may be granted to the Holder. For this purpose, the repricing of an Option or, in the case of a SAR, the reduction of the base amount on which the share appreciation is calculated in order to reflect a reduction in the Fair Market Value of the Ordinary Shares shall be treated as the cancellation of the existing Option or SAR and the grant of a new Option or SAR, as applicable.

4.3Non-Transferability. Except as specified in the applicable Award Agreements or as otherwise determined by the Committee, an Award shall not be transferable by the Holder other than by will or under the laws of descent and distribution, and shall be exercisable, during the Holder’s lifetime, only by him or her. Any attempted assignment of an Award in violation of this Section 4.3 shall be null and void. In the discretion of the Committee, any attempt to transfer an Award other than under the terms of the Plan and the applicable Award Agreement may terminate the Award. No ISO granted under the Plan may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all ISOs granted to an Employee under the Plan shall be exercisable during his or her lifetime only by the Employee, and after that time, by the Employee’s heirs or estate.
4.4Requirements of Law. The obligation of the Company to make payment of Awards in Shares or otherwise shall be subject to all applicable securities and exchange control laws, rules, and regulations of Ireland and the United States and jurisdictions outside of Ireland and United States, and to such approvals by government agencies, including government agencies in jurisdictions outside of Ireland and the United States, in each case as may be required or as the Company deems necessary or advisable. Without limiting the foregoing, the Company shall have no obligation to issue or deliver evidence of title for Shares subject to Awards granted hereunder prior to (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable, (b) completion of any registration or other qualification with respect to the Shares under any applicable securities and exchange control law in Ireland or the United States or in a jurisdiction outside of Ireland or the United States or ruling of any governmental body that the Company determines to be necessary or advisable or at a time when any such registration or qualification is not current, has been suspended or otherwise has ceased to be effective, or (c) confirming, with advice of counsel, that the issuance or delivery is in compliance with all applicable securities and exchange control laws, regulations of governmental authorities and, if applicable, the requirements of any securities exchange on which the Shares are listed or traded. The Committee may require that a Holder make such reasonable covenants, agreements, and representations as the Committee, in its discretion, deems advisable to comply with applicable securities and exchange control laws, rules, and regulations of Ireland and the United States and jurisdictions outside of Ireland and United States. The Committee shall have the right to require any Holder to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Committee. The inability or impracticability of the Company to obtain or maintain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained. The Company shall be under no obligation to register Shares issued or paid pursuant to the Plan under the Securities Act. If the Shares paid pursuant to the Plan may in certain circumstances be exempt from registration pursuant to the Securities Act, the Company may restrict the transfer of such Shares in such manner as it deems advisable to ensure the availability of any such exemption.
4.5Changes in the Company’s Capital Structure; Change of Control.
Notwithstanding any contrary provision in the Plan, the following provisions shall apply to all Awards granted under the Plan:

(a)Generally. In the event of any change in the Ordinary Share capital of the Company after the Effective Date by reason of any Share dividend or split, reverse split, recapitalization, reorganization, reincorporation, redomestication, merger, amalgamation, consolidation, plan or scheme of arrangement, exchange offer, business combination or similar transaction of the Company, or exchange of Shares or other corporate exchange, or any distribution to shareholders of Shares (including stock dividends) other than regular cash dividends, or any transaction similar to the foregoing, the Committee shall substitute or adjust proportionately, in its sole discretion, (i) the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 4.2), (ii) the number and kind of shares (or other securities or property) subject to outstanding Awards, (iii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto), (iv) the Option Price or purchase price per Share for any outstanding Awards under the Plan, (v) the maximum number of Shares for which Options or SARs may be granted during a Fiscal Year to any Holder, (vi) the maximum amount of Awards described under Article IX that may be granted or paid during a Fiscal Year, and/or (vii) any other affected terms of such Awards. Any adjustment affecting an Award intended as Qualified Performance-Based Compensation shall be made consistent with the requirements of Section 162(m) of the Code. Any adjustment affecting an Award that is subject to Section 409A of the Code shall be made consistent with the requirements of Section 409A. An adjustment under this provision may have the effect of reducing the price at which Ordinary Shares may be acquired to less than their nominal value (the “Shortfall”), but only if and to the extent that the Committee shall be authorized to capitalize from the reserves of the Company a sum equal to the Shortfall and to apply that sum in paying up that amount on the Ordinary Shares.
(b)Change of Control. In the event of a Change of Control after the Effective Date, (i) if determined by the Committee in the applicable Award Agreement or otherwise (including in conjunction with such transaction), any outstanding Awards then held by Holders which are unexercisable or otherwise unvested or subject to lapse restrictions shall automatically be deemed exercisable or otherwise vested or no longer subject to lapse restrictions, as the case may be, as of immediately prior to such Change of Control and (ii) the Committee may, but shall not be obligated to, (1) accelerate, vest or cause the restrictions to lapse with respect to all or any portion of an Award subject to compliance with Section 409A of the Code, (2) cancel such Awards for fair value (as determined in the sole discretion of the Committee) which, in the case of Options and SARs, may equal the excess, if any, of the value of the consideration to be paid in the Change of Control transaction to holders of the same number of Shares as the number of Shares subject to such Options or SARs (or, if no consideration is paid in any such transaction, the Fair Market Value of the Shares subject to such Options or SARs) over the aggregate exercise price of such Options or SARs, (3) provide for the issuance of substitute Awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder as determined by the Committee in its sole discretion (including by receipt of awards for shares or stock of any Entity resulting from or otherwise relating to the Change of Control), or (4) provide that for a period of at least 15 days prior to the Change of Control, such Options shall be exercisable as to all shares subject thereto and that upon the occurrence of the Change of Control, such Options shall terminate and be of no further force and effect.
4.6Election Under Section 83(b) of the Code. Any Holder who makes an election under section 83(b) of the Code with respect to any Award shall be required to promptly notify the Chief Financial Officer or General Counsel of the Company of such election.

4.7Forfeiture for Cause. Notwithstanding any other provision of the Plan or an Award Agreement, if the Committee finds by a majority vote that a Holder, before or after his Termination of Employment, (a) committed fraud, embezzlement, theft, felony or an act of dishonesty in the course of his Employment by the Company or an Affiliate which conduct damaged the Company or an Affiliate or (b) disclosed trade secrets of the Company or an Affiliate, then as of the date the Committee makes its finding, any Awards awarded to the Holder that have not been exercised by the Holder (including all Awards that have not yet vested) will be forfeited to the Company (including by way of an absolute right of the Company to purchase, redeem or obligate the transfer of any issued Shares or rights to subscribe therefore for such consideration, if any, as the Committee may determine in its sole discretion). The findings and decision of the Committee with respect to such matter, including those regarding the acts of the Holder and the damage done to the Company, will be final for all purposes. No decision of the Committee, however, will affect the finality of the discharge of the individual by the Company or an Affiliate.
4.8Forfeiture Events. The Committee may specify in an Award Agreement that the Holder’s rights, payments, and benefits with respect to an Award shall be subject to reduction, redemption, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, Termination of Employment for cause, termination of the Holder’s provision of services to the Company or its Affiliates, violation of material policies of the Company and its Affiliates, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Holder, or other conduct by the Holder that is detrimental to the business or reputation of the Company and its Affiliates.
4.9Award Agreements. The Award Agreement shall be signed by an executive officer of the Company, other than the Holder, on behalf of the Company, and may be signed by the Holder to the extent required by the Committee. However, the date of grant of any Award for all purposes shall be the date such Award is approved by the Committee (or approved by the Chief Executive Officer for grants pursuant to the authorization permitted under Section 4.1) or such later date as is specified in the relevant approval, and not the date the Award Agreement is signed. The Award Agreement may specify the effect of a Change of Control on the Award. The Award Agreement may contain any other provisions that the Committee in its discretion shall deem advisable which are not inconsistent with the terms and provisions of the Plan, including but not limited to any country-specific terms and conditions of the Awards.
4.10Amendments of Award Agreements. The terms of any outstanding Award under the Plan may be amended from time to time by the Committee, or an authorized delegate, in its discretion in any manner that it deems appropriate and that is consistent with the terms of the Plan. However, no such amendment shall adversely affect in a material manner any right of a Holder without his or her written consent. Except as specified in Section 4.5(a), the Committee may not directly or indirectly lower the exercise price of a previously granted Option or the grant price of a previously granted SAR.
4.11Rights as Shareholder. A Holder shall not have any rights as a shareholder with respect to Shares covered by an Option, a SAR, an RSU, a Performance Share Unit, or an Other Share-Based Award until the date, if any, such Shares are issued by the Company; and, except as otherwise provided in Section 4.5, no adjustment for dividends, or otherwise, shall be made if the record date therefor is prior to the date of issuance of such Shares.

4.12Issuance of Shares. Shares, when issued, may be represented by a certificate or by book or electronic entry.
4.13Restrictions on Shares Received. Subject to applicable Irish, United States or other applicable laws, the Committee may impose such conditions and/or restrictions on any Shares issued pursuant to an Award as it may deem necessary or advisable for legal or administrative reasons. These restrictions may include, but shall not be limited to, a requirement that the Holder hold the Shares for a specified period of time.
4.14Compliance With Section 409A. The Plan and all Awards made hereunder shall be interpreted, construed and operated to reflect the intent of the Company that all aspects of the Plan and the Awards shall be interpreted either to be exempt from the provisions of Section 409A of the Code or, to the extent subject to Section 409A of the Code, comply with Section 409A of the Code and any regulations and other guidance thereunder. This Plan or an Award may be amended at any time, without the consent of any party, to avoid the application of Section 409A of the Code in a particular circumstance or that is necessary or desirable to satisfy any of the requirements under Section 409A of the Code, but the Company shall not be under any obligation to make any such amendment. The exercisability of an Option shall not be extended to the extent that such extension would subject the Holder to additional taxes under Section 409A. Notwithstanding other provisions of the Plan or any Award Agreements thereunder, no Award shall be granted, deferred, accelerated, extended, paid out or modified under this Plan in a manner that would be expected to result in the imposition of an additional tax under Section 409A upon a Holder. In the event that it is reasonably determined by the Committee that, as a result of Section 409A, payments in respect of any Award under the Plan may not be made at the time contemplated by the terms of the Plan or the relevant Award Agreement, as the case may be, without causing the Holder of such Award to be subject to taxation under Section 409A, the Company will make such payment on the first day that would not result in the Holder incurring any tax liability under Section 409A. Anything contrary in this Plan notwithstanding, if an Award constitutes an item of deferred compensation under Section 409A of the Code and becomes payable by reason of a Holder’s Termination of Employment, it shall not be paid to the Holder unless the Holder’s Termination of Employment constitutes a “separation from service” (within the meaning of Section 409A of the Code and any regulations or other guidance thereunder). In addition, no such payment or distribution shall be made to the Holder prior to the earlier of (a) the expiration of the six month period measured from the date of the Holder’s separation from service or (b) the date of the Holder’s death, if the Holder is deemed at the time of such separation from service to be a “specified employee” (within the meaning of Section 409A of the Code and any regulations or other guidance thereunder) and to the extent such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A of the Code and any regulations or other guidance thereunder. Except as provided in an Award Agreement, all payments which had been delayed pursuant to the immediately preceding sentence shall be paid to the Holder in a lump sum upon expiration of such six month period (or, if earlier, upon the Holder’s death).
ARTICLE V
Options
5.1Authority to Grant Options. Subject to the terms and provisions of the Plan, the Committee, at any time, and from time to time, may grant Options under the Plan to eligible persons in such number and upon such terms as the Committee shall determine.

5.2Type of Options Available. Options granted under the Plan may be NSOs or ISOs.
5.3Option Agreement. Each Option grant under the Plan shall be evidenced by an Award Agreement that shall specify (a) whether the Option is intended to be an ISO or an NSO, (b) the Option Price, (c) the duration of the Option, (d) the number of Shares to which the Option pertains, (e) the exercise restrictions applicable to the Option and (f) such other provisions as the Committee shall determine that are not inconsistent with the terms and provisions of the Plan. Notwithstanding the designation of an Option as an ISO in the applicable Option Agreement, to the extent the limitations of Section 5.9 of the Plan are exceeded with respect to the Option, the portion of the Option in excess of the limitation shall be treated as a NSO.
5.4Option Price. Except as otherwise specified in Section 4.5(a), the price at which Shares may be purchased under an Option (the “Option Price”) shall not be less than the higher of one hundred percent (100%) of the Fair Market Value of the Shares on the date the Option is granted or the nominal value. However, in the case of a Ten Percent Shareholder, the Option Price for an ISO shall not be less than one hundred and ten percent (110%) of the Fair Market Value of the Shares on the date the ISO is granted. Subject to the limitations set forth in the preceding sentences of this Section 5.4, the Committee shall determine the Option Price for each grant of an Option under the Plan.
5.5Duration of Option. An Option shall not be exercisable after the earlier of (a) the general term of the Option specified in the applicable Award Agreement (which shall not exceed ten years) or (b) the period of time specified in the applicable Award Agreement that follows the Holder’s Termination of Employment or severance of affiliation relationship with the Company. Unless the applicable Award Agreement specifies a shorter term, in the case of an ISO granted to a Ten Percent Shareholder, the Option shall expire on the fifth anniversary of the date the Option is granted.
5.6Exercise of Option.
(a)General Method of Exercise. Subject to the terms and provisions of the Plan and the applicable Award Agreement, Options may be exercised in whole or in part from time to time by the delivery of written notice in the manner designated by the Committee stating (i) that the Holder wishes to exercise such Option on the date such notice is so delivered, (ii) the number of Shares with respect to which the Option is to be exercised and (iii) the address to which any certificate representing such Shares should be mailed. The Committee shall determine the methods by which the Option Price of an Option and applicable withholding of Tax‑Related Items may be paid and the form of payment, as shall be set forth in the Award Agreement, including, without limitation: (1) cash, certified check, bank draft or postal or express money order for an amount equal to the Option Price under the Option, (2) an election to make a cashless exercise through a registered broker-dealer (if approved in advance by the Committee or an executive officer of the Company) or (3) any other form of payment (including net-settlement in Shares pursuant to which the number of Shares issuable upon exercise of the Option shall be reduced by the largest whole number of Shares having an aggregate Fair Market Value that does not exceed the aggregate Option Price (plus Tax‑Related Items withholdings, if applicable) and any remaining balance of the aggregate Option Price (and/or applicable Tax‑Related Items withholdings) not satisfied by such reduction in the number of whole Shares to be issued shall be paid by Holder in cash or other form of payment approved by the Committee.) which is acceptable to the Committee. Under no circumstances may net-settlement be used to pay the nominal value for any Shares. Notwithstanding any contrary provision of the Plan, no Holder who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to pay the Option Price of an Option, or continue any extension of credit with respect to the Option Price of an Option with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.
(b)Exercise Through Third-Party Broker. The Committee may permit or require a Holder to pay the Option Price and any applicable Tax-Related Items resulting from such exercise by authorizing a third-party broker to sell all or a portion of the Shares acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the Option Price and any applicable Tax-Related Items resulting from such exercise.
5.7Notification of Disqualifying Disposition. If any Holder shall make any disposition of Shares issued pursuant to the exercise of an ISO under the circumstances described in section 421(b) of the Code (relating to certain disqualifying dispositions), such Holder shall notify the Company of such disposition within ten days thereof.
5.8No Rights as Shareholder. A Holder shall not have any rights as a shareholder with respect to Shares covered by an Option until the date such Shares are issued by the Company; and, except as otherwise provided in Section 4.5(a), no adjustment for dividends, or otherwise, shall be made if the record date therefor is prior to the date of issuance of such Shares.
5.9$100,000 Limitation on ISOs. To the extent that the aggregate Fair Market Value of Shares with respect to which ISOs first become exercisable by a Holder in any calendar year exceeds $100,000, taking into account both Shares subject to ISOs under the Plan and Shares subject to ISOs under all other plans of the Company, such Options shall be treated as NSOs. For this purpose, the “Fair Market Value” of the Shares subject to Options shall be determined as of the date the Options were awarded. In reducing the number of Options treated as ISOs to meet the $100,000 limit, the most recently granted Options shall be reduced first. To the extent a reduction of simultaneously granted Options is necessary to meet the $100,000 limit, the Committee may, in the manner and to the extent permitted by law, designate which Shares are to be treated as shares acquired pursuant to the exercise of an ISO.
ARTICLE VI
Share Appreciation Rights
6.1Authority to Grant SAR Awards. Subject to the terms and provisions of the Plan, the Committee, at any time, and from time to time, may grant SARs under the Plan to eligible persons in such number and upon such terms as the Committee shall determine. Subject to the terms and conditions of the Plan, the Committee shall have complete discretion in determining the number of SARs granted to each Holder and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such SARs.
6.2General Terms. Subject to the terms and conditions of the Plan, a SAR granted under the Plan shall confer on the recipient a right to receive, upon exercise thereof, an amount equal to the excess of (a) the Fair Market Value of one Share on the date of exercise over (b) the grant price of the SAR, which shall not be less than one hundred percent (100%) of the Fair Market Value of one Share on the date of grant of the SAR.
6.3SAR Agreement. Each Award of SARs granted under the Plan shall be evidenced by an Award Agreement that shall specify (a) the grant price of the SAR, (b) the term of the SAR, (c) the vesting and termination provisions of the SAR and (d) such other provisions as the Committee shall determine that are not inconsistent with the terms and provisions of the Plan. The Committee may impose such additional conditions or restrictions on the exercise of any SAR as it may deem appropriate.
6.4Term of SAR. The term of a SAR granted under the Plan shall be determined by the Committee, in its sole discretion; provided that no SAR shall be exercisable on or after the tenth anniversary date of its grant.
6.5Exercise of SAR. A SAR may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes, provided, however, the exercise price per Share shall be no less than the higher of (a) one hundred percent (100%) of the Fair Market Value per Share and (b) the nominal value of the Shares or such higher price as required by Irish law on the date of grant of the SAR.
6.6Payment of SAR Amount. Upon the exercise of a SAR, a Holder shall be entitled to receive payment from the Company in an amount determined by multiplying the excess of the Fair Market Value of a Share on the date of exercise over the grant price of the SAR by the number of Shares with respect to which the SAR is exercised. At the discretion of the Committee, the payment upon SAR exercise may be in cash, in Shares of equivalent value, in some combination thereof or in any other manner approved by the Committee in its sole discretion. The Committee’s determination regarding the form of SAR payout shall be set forth in the Award Agreement pertaining to the grant of the SAR.
6.7Termination of Employment. Each Award Agreement shall set forth the extent to which the Holder of a SAR shall have the right to exercise the SAR following the Holder’s Termination of Employment. Such provisions shall be determined in the sole discretion of the Committee, may be included in the Award Agreement entered into with the Holder, need not be uniform among all SARs issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.
ARTICLE VII
Restricted Share Awards
7.1Restricted Share Awards. The Committee may make Awards of Restricted Shares to eligible persons selected by it. The amount of, the vesting and the transferability restrictions applicable to any Restricted Share Award shall be determined by the Committee in its sole discretion. If the Committee imposes vesting or transferability restrictions on a Holder’s rights with respect to Restricted Shares, the Committee may issue such instructions to the Company’s share transfer agent in connection therewith as it deems appropriate. The Committee may also cause any certificate for Shares issued pursuant to a Restricted Share Award to be imprinted with any legend which counsel for the Company considers advisable with respect to the restrictions or, should the Shares be represented by book or electronic entry rather than a certificate, the Company may take such steps to restrict transfer of the Shares as counsel for the Company considers necessary or advisable to comply with applicable law.

7.2Restricted Share Award Agreement. Each Restricted Share Award shall be evidenced by an Award Agreement that contains any vesting, transferability restrictions and other provisions as the Committee may specify.
7.3Purchase Price. At the time of the grant of Restricted Share Award, the Committee shall determine the price, if any, to be paid by the Holder for each Share subject to the Restricted Share Award. The price to be paid by the Holder for each Share subject to the Restricted Shares shall not be less than the nominal value of a Share (or such higher amount required by applicable Irish law). The purchase price of Shares acquired pursuant to Restricted Share Award shall be paid or redeemed by a non-Irish incorporated Subsidiary on behalf of the Holder designated by the Committee or by the Holder through one or more of the following methods (a) in cash or (b) in any other form of legal consideration that may be acceptable to the Committee in its sole discretion and in compliance with applicable Irish law.
7.4    Holder’s Rights as Shareholder. Subject to the terms and conditions of the Plan, each recipient of a Restricted Share Award shall have all the rights of a shareholder with respect to any issued Restricted Shares included in the Restricted Share Award during the Period of Restriction established for the Restricted Share Award. Unless otherwise provided in an Award Agreement, dividends paid with respect to Restricted Shares in cash or property other than Shares or rights to acquire Shares or bonus issues shall be paid to the recipient of the Restricted Share Award currently. Dividends paid in Shares or rights to acquire Shares shall be added to and become a part of the Restricted Shares. During the Period of Restriction, certificates representing the Restricted Shares shall be registered in the Holder’s name and bear a restrictive legend to the effect that ownership of such Restricted Shares, and the enjoyment of all rights appurtenant thereto, are subject to the restrictions, terms, and conditions provided in the Plan and the applicable Award Agreement. Such certificates shall be deposited by the recipient with the Secretary of the Company or such other officer of the Company as may be designated by the Committee, together with all share transfer forms or other instruments of assignment, each endorsed in blank, which will permit transfer to or purchase or redemption by the Company of all or any portion of the Restricted Shares which shall be forfeited in accordance with the Plan and the applicable Award Agreement.
7.5    Minimum Vesting Period. Any Restricted Share Award granted under the Plan shall have a minimum vesting period (which may vest in ratable increments or other increments not greater than what would be available if made in ratable increments) of not less than three years, except that no minimum vesting period shall apply to any Restricted Share Award made in lieu of salary, cash bonuses or a Director’s annual compensation. The Committee shall not exercise discretion to accelerate vesting of a Restricted Share Award, except in the case of a Holder’s death, Disability, retirement, or as otherwise permitted under Section 4.5. The limitations described in this Section 7.5 shall not apply to a Restricted Share Award, or to the Committee’s exercise of discretion to accelerate vesting of a Restricted Share Award, provided (a) the Award is granted by the Committee (consisting entirely of “independent directors” within the meaning of the New York Stock Exchange’s listed company rules), and (b) (i) the Shares issuable pursuant to Awards that do not comply with the minimum vesting requirements described in the first sentence of this Section 7.5, or the minimum vesting requirements of Sections 8.9, 9.7 and 10.6, as applicable, and (ii) the Shares issued or issuable pursuant to Restricted Share Awards, RSU Awards, Performance Share Awards, Performance Unit Awards, and Other Share-Based Awards with respect to which accelerated vesting at the Board’s discretion has actually occurred other than as a result of the Holder’s death, Disability, retirement or as otherwise permitted under Section 4.5, collectively, do not exceed five percent (5%) of the Shares authorized for grant under the Plan.

ARTICLE VIII
Restricted Share Unit Awards
8.1Authority to Grant RSU Awards. Subject to the terms and provisions of the Plan, the Committee, at any time, and from time to time, may grant RSU Awards under the Plan to eligible persons in such amounts and upon such terms as the Committee shall determine. The amount of, the vesting and the transferability restrictions applicable to any RSU Award shall be determined by the Committee in its sole discretion. The Committee shall maintain a bookkeeping ledger account that reflects the number of RSUs credited under the Plan for the benefit of a Holder.
8.2RSU Award. An RSU Award shall be similar in nature to a Restricted Share Award except that no Shares are actually issued or transferred to the Holder until a later date specified in the applicable Award Agreement. Each RSU shall have a value equal to the Fair Market Value of a Share.
8.3RSU Award Agreement. Each RSU Award shall be evidenced by an Award Agreement that contains any Substantial Risk of Forfeiture, transferability restrictions, form and time of payment provisions and other provisions not inconsistent with the Plan as the Committee may specify.
8.4Purchase Price. At the time of the grant of each RSU Award, the Committee shall determine the price, if any, to be paid by the Holder for each Share subject to the RSU Award. The price to be paid by the Holder for each Share subject to the RSU Award shall not be less than the nominal value of a Share (or such higher amount required by applicable Irish law). The purchase price of Share acquired pursuant to the RSU Award shall be paid by a non-Irish incorporated Subsidiary on behalf of the Holder as designated by the Committee or by the Holder through one or more of the following methods (a) in cash or (b) in any other form of legal consideration that may be acceptable to the Committee in its sole discretion and in compliance with applicable Irish law.
8.5    Dividend Equivalents. An Award Agreement for an RSU Award may specify that the Holder shall be entitled to receive, currently or on a deferred basis, a Dividend Equivalent, cash, Shares or other property with respect to the number of Shares covered by the RSU Award, as determined by the Committee, in its sole discretion. The right of U.S. Taxpayers to receive Dividend Equivalents or other dividends or payments shall be treated as a separate Award and such Dividend Equivalents or other dividends or payments for such U.S. Taxpayers, if any, shall be credited to a notional account maintained by the Company or paid, as of the dividend payment dates during the period between the date of grant and the date the Award is exercised, vested, expired, credited or paid, as applicable and shall be subject to such limitations as may be determined by the Committee. If the Award is a performance-based Award, the Dividend Equivalents will be subject to the same performance conditions of the Award and the Holder shall not be entitled to such Dividend Equivalents unless the performance conditions of the Award have been met. The Committee may provide that such amounts and Dividend Equivalents (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested and may provide that such amounts and Dividend Equivalents are subject to the same vesting conditions as the underlying Award.
8.6    Form of Payment Under RSU Award. Payment under an RSU Award shall be made in either cash or Shares, or any combination thereof, as specified in the applicable Award Agreement.

8.7    Time of Payment Under RSU Award. A Holder’s payment under an RSU Award shall be made at such time as is specified in the applicable Award Agreement. The Award Agreement shall specify that the payment will be made (a) by a date that is no later than the date that is two and one-half months after the end of the Fiscal Year in which the RSU Award payment is no longer subject to a Substantial Risk of Forfeiture or (b) at a time that is permissible under Section 409A.
8.8    No Rights as Shareholder. Each recipient of a RSU Award shall have no rights of a shareholder with respect to any Shares underlying such RSUs until such date as the underlying Shares are issued.
8.9    Minimum Vesting Period. Any RSU Award granted under the Plan shall have a minimum vesting period (which may vest in ratable increments or other increments not greater than what would be available if made in ratable increments) of not less than three years, except that no minimum vesting period shall apply to any Restricted Share Award made in lieu of salary, cash bonuses or a Director’s annual compensation. The Committee shall not exercise discretion to accelerate vesting of an RSU Award, except in the case of a Holder’s death, Disability, retirement, or as otherwise permitted under Section 4.5. The limitations described in this Section 8.9 shall not apply to an RSU Award, or to the Committee’s exercise of discretion to accelerate vesting of an RSU Award, provided (a) the Award is granted by the Committee (consisting entirely of “independent directors” within the meaning of the New York Stock Exchange’s listed company rules), and (b) (i) the Shares issuable pursuant to Awards that do not comply with the minimum vesting requirements described in the first sentence of this Section 8.9, or the minimum vesting requirements of Sections 7.5, 9.7 and 10.6, as applicable, and (ii) the Shares issued or issuable pursuant to Restricted Share Awards, RSU Awards, Performance Share Awards, Performance Unit Awards, and Other Share-Based Awards with respect to which accelerated vesting at the Board’s discretion has actually occurred other than as a result of the Holder’s death, Disability, retirement or as otherwise permitted under Section 4.5, collectively, do not exceed five percent (5%) of the Shares authorized for grant under the Plan.
ARTICLE IX
Performance Share Awards and Performance Unit Awards
9.1Authority to Grant Performance Share Awards and Performance Unit Awards. Subject to the terms and provisions of the Plan, the Committee, at any time, and from time to time, may grant Performance Share Awards and Performance Unit Awards under the Plan to eligible persons in such amounts and upon such terms as the Committee shall determine. The amount of, the vesting and the transferability restrictions applicable to any Performance Share Award or Performance Unit Award shall be based upon the attainment of such Performance Goals as the Committee may determine. If the Committee imposes vesting or transferability restrictions on a Holder’s rights with respect to Performance Share or Performance Unit Awards, the Committee may issue such instructions to the Company’s share transfer agent in connection therewith as it deems appropriate. The Committee may also cause any certificate for Shares issued pursuant to a Performance Share or Performance Unit Award to be imprinted with any legend which counsel for the Company considers advisable with respect to the restrictions or, should the Shares be represented by book or electronic entry rather than a certificate, the Company may take such steps to restrict transfer of the Shares as counsel for the Company considers necessary or advisable to comply with applicable law.
9.2Section 162(m). The Committee may, in its sole discretion, grant Performance Share Awards and Performance Unit Awards that are either intended to be Qualified Performance-Based Compensation or are not intended to so qualify. To the extent that a Performance Share Award or Performance Unit Award is intended to be Qualified Performance-Based Compensation, such Award and the corresponding Performance Goals shall meet the requirements set forth in clause (a) through (d) below. To the extent that a Performance Share Award or Performance Unit Award is not intended to be Qualified Performance-Based Compensation, such Award and the corresponding Performance Goals shall meet the requirements set forth in clauses (a) and (d) below, except that the Performance Goals may be based on other quantifiable business criteria and except as otherwise provided in an Award Agreement.
(a)Performance Goals. A Performance Goal must be objective such that a third party having knowledge of the relevant facts could, at the end of the measurement period, determine whether the goal has been met in fact. Such a Performance Goal may be based on one or more business criteria that apply to the Holder and may include business criteria for one or more business units of the Company, the Company, or the Company and one or more of its Affiliates. The Performance Goal will be established by the Committee in its sole discretion based on measurements using one or more of the following business criteria: revenue, cost of sales, direct costs, gross margin, selling and general expense, operating income, EBITDA (earnings before interest, taxes, depreciation and amortization), depreciation, amortization, interest expense, EBT (earnings before taxes), net income, net income from continuing operations, earnings per share, cash, accounts receivable, inventory, total current assets, fixed assets (gross or net), goodwill, intangibles, total long-term assets, accounts payable, total current liabilities, debt, net debt (debt less cash), long-term liabilities, shareholders equity, total shareholder return, operating working capital (accounts receivable plus inventory less accounts payable), working capital (total current assets less total current liabilities), operating cash flow, total cash flow, capital expenditures, share price, market share, shares outstanding, market capitalization, or number of employees. The Performance Goal established by the Committee may also be based on a return or rates of return using any of the foregoing criteria and including a return or rates of return based on revenue, earnings, capital, invested capital, cash, cash flow, assets, net assets, equity or a combination or ratio therefrom. The criteria selected by the Committee may be used to calculate a ratio or may be used as a cumulative or an absolute measure or as a measure of comparative performance relative to a peer group of companies, an index, budget, prior period, or combination thereof, or other standard selected by the Committee. Unless otherwise stated, such a Performance Goal need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria). The criteria selected by the Committee shall be calculated in accordance with (i) amounts reflected in the Company’s financial statements or (ii) U.S. generally accepted accounting principles or (iii) any other methodology established by the Committee prior to the “Performance Goal Establishment Date” (as defined below). Performance Goals may be determined by including or excluding, in the Committee’s discretion (as determined prior to the Performance Goal Establishment Date), items that are determined to be extraordinary, unusual in nature, infrequent in occurrence, related to the disposal or acquisition of a segment of a business, or related to a change in accounting principal, in each case, based on applicable accounting rules, or consistent with Company accounting policies and practices in effect on the date the Performance Goal is established. In interpreting Plan provisions applicable to Performance Goals and Performance Share or Performance Unit Awards that are intended to be Qualified Performance-Based Compensation, it is intended that the Plan will conform with the standards of Section 162(m) of the Code and Treasury Regulation Section 1.162-27(e)(2), and the Committee in establishing such goals and interpreting the Plan shall be guided by such provisions. Prior to the payment of any compensation based on the achievement of Performance Goals, the Committee must certify in writing that applicable Performance Goals and any of the material terms thereof were, in fact, satisfied. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Performance Share or Performance Unit Awards made pursuant to the Plan shall be determined by the Committee.
(b)Time of Establishment of Performance Goals. A Performance Goal for a particular Performance Share Award or Performance Unit Award must be established by the Committee prior to the earlier to occur of (i) 90 days after the commencement of the period of service to which the Performance Goal relates or (ii) the lapse of twenty-five percent (25%) of the period of service, and in any event while the outcome is substantially uncertain (such earlier date, the “Performance Goal Establishment Date”).
(c)Increases Prohibited. None of the Committee or the Board may increase the amount of compensation payable under a Performance Share Award or Performance Unit Award.
(d)Shareholder Approval. No issuances of Shares or payments of cash will be made pursuant to this Article IX unless the shareholder approval requirements of Department of Treasury Regulation Section 1.162-27(e)(4) are satisfied.
9.3Award Agreement. Each Performance Share Award or Performance Unit Award shall be evidenced by an Award Agreement that contains any vesting, transferability restrictions and other provisions not inconsistent with the Plan as the Committee may specify.
9.4Purchase Price. At the time of the grant of the Performance Share Award or Performance Unit Award, the Committee shall determine the price, if any, to be paid by the Holder for each Share subject to the Performance Share Award or Performance Unit Award. The price to be paid by the Holder for each Share subject to the Performance Share Award or Performance Unit Award shall not be less than the nominal value of a Share (or such higher amount required by applicable Irish law). The purchase price of Shares acquired pursuant to the Performance Share Award or Performance Unit Award shall be paid or redeemed by a non-Irish incorporated Subsidiary on behalf of the Holder as designated by the Committee or by the Holder through one or more of the following methods (a) in cash or (b) in any other form of legal consideration that may be acceptable to the Committee in its sole discretion and in compliance with applicable Irish law.
9.5Form of Payment Under Performance Unit Award. Payment under a Performance Unit Award shall be made in cash and/or Shares as specified in the Holder’s Award Agreement.
9.6Time of Payment Under Performance Unit Award. A Holder’s payment under a Performance Unit Award shall be made at such time as is specified in the applicable Award Agreement. The Award Agreement shall specify that the payment will be made (a) by a date that is no later than the date that is two and one-half months after the end of the Fiscal Year in which the Performance Unit Award payment is no longer subject to a Substantial Risk of Forfeiture or (b) at a time that is permissible under Section 409A.
9.7Holder’s Rights as Shareholder With Respect to Performance Awards. Unless otherwise set forth in an Award Agreement, each Holder of a Performance Share Award shall have all the rights of a shareholder with respect to the Shares issued to the Holder pursuant to the Award during any period in which such issued Shares are subject to forfeiture (whether by purchase or redemption) and restrictions on transfer, including without limitation, the right to vote such Shares. Each Holder of a Performance Unit Award shall have no rights of a shareholder with respect to any Shares underlying such Performance Unit Award until such date as the underlying Shares are issued.
9.8Minimum Performance Period. All Performance Share Awards and Performance Unit Awards granted under the Plan shall have a minimum performance period of not less than one year, except that no minimum performance period shall apply to any Performance Share Award or Performance Unit Award made in lieu of salary, cash bonuses or a Director’s annual compensation. The Committee shall not exercise discretion to accelerate vesting of a Performance Share Award or a Performance Unit Award, except in the case of a Holder’s death, Disability, or as otherwise permitted under Section 4.5, or with respect to Awards that are not intended to be Qualified Performance-Based Compensation, except in the case of a Holder’s retirement. The limitations described in this Section 9.8 shall not apply to a Performance Share Award or to a Performance Unit Award, or to the Committee’s exercise of discretion to accelerate vesting of a Performance Share Award or a Performance Unit Award, provided (a) the Award is granted by the Committee (consisting entirely of “independent directors” within the meaning of the New York Stock Exchange’s listed company rules), and (b) (i) the Shares issuable pursuant to Awards that do not comply with the minimum vesting requirements described in the first sentence of this Section 9.8, or the minimum vesting requirements of Sections 7.5, 8.9 and 10.6, as applicable, and (ii) the Shares issued or issuable pursuant to Restricted Share Awards, RSU Awards, Performance Share Awards, Performance Unit Awards, and Other Share-Based Awards with respect to which accelerated vesting at the Board’s discretion has actually occurred other than as a result of the Holder’s death, Disability, retirement or as otherwise permitted under Section 4.5, collectively, do not exceed five percent (5%) of the Shares authorized for grant under the Plan.
ARTICLE X
Other Share-Based Awards
10.1Authority to Grant Other Share-Based Awards. The Committee may grant to eligible persons other types of equity-based or equity-related Awards not otherwise described by the terms and provisions of the Plan (including, subject to applicable law, the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions, as the Committee shall determine. Such Awards may involve the issue or transfer of Shares to Holders, or payment in cash or otherwise of amounts based on the value of Shares and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.
10.2Value of Other Share-Based Award. Each Other Share-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Committee.
10.3Purchase Price. At the time of the Share-Based Award, the Committee shall determine the price, if any, to be paid by the Holder for each Share subject to the Share-Based Award. The price to be paid by the Holder for each Share subject to the Share-Based Award shall not be less than the nominal value of a Share (or such higher amount required by applicable Irish law). The purchase price of Shares acquired pursuant to the Share-Based Award shall be paid by a non-Irish incorporated Subsidiary on behalf of the Holder as designated by the Committee or by the Holder through one or more of the following methods (a) in cash or (b) in any other form of legal consideration that may be acceptable to the Committee in its sole discretion and in compliance with applicable Irish law.

10.4    Payment of Other Share-Based Award. Payment, if any, with respect to an Other Share-Based Award shall be made in accordance with the terms of the Award, in cash or Shares or any combination thereof as the Committee determines.
10.5    Termination of Employment. Subject to Section 10.6, the Committee shall determine the extent to which a Holder’s rights with respect to Other Share-Based Awards shall be affected by the Holder’s Termination of Employment. Such provisions shall be determined in the sole discretion of the Committee and need not be uniform among all Other Share-Based Awards issued pursuant to the Plan.
10.6    Minimum Vesting Period. Other Share-Based Awards granted under the Plan shall have a minimum vesting period (which may vest in ratable increments or other increments not greater than what would be available if made in ratable increments) of not less than three years, except that no minimum vesting period shall apply to any Other Share-Based Award made in lieu of salary, cash bonuses or a Director’s annual compensation. The Committee shall not exercise discretion to accelerate vesting of an Other Share-Based Award, except in the case of a Holder’s death, Disability, retirement or as otherwise permitted under Section 4.5. The limitations described in this Section 10.6 shall not apply to an Other Share-Based Award, or to the Committee’s exercise of discretion to accelerate vesting of an Other Share-Based Award, provided (a) the Award is granted by the Committee (consisting entirely of “independent directors” within the meaning of the New York Stock Exchange’s listed company rules), and (b) (i) the Shares issuable pursuant to Awards that do not comply with the minimum vesting requirements described in the first sentence of this Section 10.6, or the minimum vesting requirements of Sections 7.5, 8.9 and 9.7, as applicable, and (ii) the Shares issued or issuable pursuant to Restricted Share Awards, RSU Awards, Performance Share Awards, Performance Unit Awards, and Other Share-Based Awards with respect to which accelerated vesting at the Board’s discretion has actually occurred other than as a result of the Holder’s death, Disability, retirement or as otherwise permitted under Section 4.5, collectively, do not exceed five percent (5%) of the Shares authorized for grant under the Plan.
ARTICLE XI
Cash-Based Awards
11.1Authority to Grant Cash-Based Awards. Subject to the terms and provisions of the Plan, the Committee, at any time, and from time to time, may grant Awards of cash under the Plan to eligible persons in such amounts and upon such terms as the Committee shall determine. To the extent that a Cash-Based Award is intended to be Qualified Performance-Based Compensation, it shall meet the requirements generally applicable to Performance Share Awards and Performance Unit Awards that are intended to so qualify, as set forth in Section 9.2, including the limit on the maximum amount payable during a Fiscal Year to any Holder in respect of a Performance Unit Award that is not denominated in Shares, which limit shall apply to the Holder’s aggregate Cash-Based Awards and Performance Unit Awards that are not denominated in Shares.
11.2Value of Cash-Based Award. Each Cash-Based Award shall specify a payment amount or payment range (including manner of calculation or determination) as determined by the Committee.
11.3Payment of Cash-Based Award. Payment, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the Award, in cash.

11.4Termination of Employment. The Committee shall determine the extent to which a Holder’s rights with respect to Cash-Based Awards shall be affected by the Holder’s Termination of Employment. Such provisions shall be determined in the sole discretion of the Committee and need not be uniform among all Cash-Based Awards issued pursuant to the Plan.
ARTICLE XII
Substitution Awards
Awards may be granted under the Plan from time to time in substitution for share options and other awards held by employees or other service providers of other Entities who are about to become Employees or other service providers of the Company or its Affiliates, or whose employer is about to become an Affiliate as the result of an acquisition, merger, amalgamation, consolidation, plan or scheme of arrangement, exchange offer, business combination or similar transaction of the Company or any of its Subsidiaries with another Entity, or the acquisition by the Company or a Subsidiary of substantially all the assets of another Entity, or the acquisition by the Company or a Subsidiary of at least fifty percent (50%) of the issued and outstanding stock, shares or securities of another Entity as the result of which such other Entity will become an Affiliate of the Company. The terms and conditions of the substitute Awards so granted may vary from the terms and conditions set forth in the Plan to such extent as the Committee at the time of grant may deem appropriate to conform, in whole or in part, to the provisions of the Award in substitution for which they are granted.
ARTICLE XIII
Administration
13.1Awards. The Plan shall be administered by the Committee. The members of the Committee shall serve at the discretion of the Board. The Committee shall have full power and authority to administer the Plan and to take all actions that the Plan contemplates or are necessary, appropriate in connection with the administration of the Plan and with respect to Awards granted under the Plan. The Board, or a duly authorized committee thereof, shall administer the Plan with respect to the grant of Awards to Directors.
13.2Authority of the Committee. The Committee may adopt its own rules of procedure. A majority of the members of the Committee shall constitute a quorum for the transaction of business, and the vote of a majority of those members present at any meeting or taken without a meeting shall decide any question brought before that meeting. Any decision or determination reduced to writing and signed by a majority of the members shall be as effective as if it had been made by a majority vote at a meeting properly called and held. All questions of interpretation and application of the Plan, or as to Awards granted under the Plan, shall be subject to the determination, which shall be final and binding, of a majority of the whole Committee. No member of the Committee shall be liable for any act or omission of any other member of the Committee or for any act or omission on his own part, including but not limited to the exercise of any power or discretion given to him under the Plan, except those resulting from his own gross negligence or willful misconduct. Subject to any specific designation in the Plan, the Committee has the exclusive power, authority and discretion to:
(a)Designate Holders to receive Awards;
(b)Determine the type or types of Awards to be granted to each Holder;

(c)Determine the number of Awards to be granted and the number of Shares to which an Award will relate;
(d)Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the Option Price, or purchase price, any restrictions or limitations on the Award or the Shares underlying the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, any provisions related to non-competition, and forfeiture or recapture (“clawback”) of gain on an Award, based in each case on such considerations as the Committee in its sole discretion determines; provided, however, that the Committee shall not have the authority to accelerate the vesting or waive the forfeiture of any Performance-Based Awards intended to qualify as Qualified Performance Based-Compensation or if any such acceleration would result in a violation of Section 409A of the Code;
(e)Subject to Article XIV of this Plan, determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the Option Price of an Award may be paid in, cash, Shares, other Awards, or other property, or an Award may be amended, canceled, forfeited, substituted, exchanged, replaced, bought out or surrendered;
(f)Prescribe the form of each Award Agreement, which need not be identical for each Holder;
(g)Decide all other matters that must be determined in connection with an Award;
(h)Establish, adopt, interpret, or revise any rules and regulations including adopting sub-plans to the Plan and Award Agreements for the purposes of complying with securities, exchange control or tax laws outside of the United States or Ireland, and/or for the purposes of taking advantage of tax favorable treatment for Awards granted to Holders as it may deem necessary or advisable to administer the Plan, including the adoption of separate share schemes under the umbrella of the Plan in order to qualify for special tax or other treatment anywhere in the world; provided such rules, regulations or sub-plans, including the interpretation thereof are consistent with the terms and conditions of the Plan;
(i)Interpret the terms of, and any matter arising pursuant to, the Plan, any sub-plan or Award Agreement;
(j)Correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award to a Holder in the manner and to the extent the Committee deems necessary or desirable to further the Plan’s objectives;
(k)As permitted by law and stock exchange rules and the terms and provisions of the Plan, the Committee may delegate its authority as identified in this Section 13.2; and
(l)Make all other decisions and determinations that may be required pursuant to the Plan, or any sub-plan or Award Agreement as the Committee deems necessary or advisable to administer the Plan, any sub-plan or Award Agreement.

13.3Decisions Binding. All determinations and decisions made by the Committee or the Board, as the case may be, pursuant to the provisions of the Plan and all related orders and resolutions of the Committee or the Board, as the case may be, shall be final, conclusive and binding on all persons, including the Company, the Holders and the estates and beneficiaries of Holders.
13.4No Liability to Holders. The Committee may employ attorneys, consultants, accountants, appraisers, brokers or other persons and the Committee, the Company, and the officers and Directors of the Company shall be entitled to rely upon the advice, opinions or valuations of any such persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, any sub-plan or the Awards, and all members of the Committee or any delegate of the Committee appointed under Section 2.10 shall be fully protected by the Company with respect to any such action, determination or interpretation, and subject to applicable Irish law. Notwithstanding anything to the contrary contained in the Plan, any sub-plan or any Award Agreement, subject to applicable Irish law, neither the Company, any Affiliate or any of their respective Employees, Directors, officers, agents or representatives nor any member of the Committee shall have liability to a Holder or otherwise, including, without limitation, with respect to the failure of the Plan, any sub-plan, any Award or Award Agreement to comply with Section 409A of the Code.
ARTICLE XIV
Amendment or Termination of Plan
14.1Amendment, Modification, Suspension, and Termination. Subject to Section 14.2, the Board may, at any time and from time to time, alter, amend, restate, modify, suspend, or terminate the Plan in whole or in part; provided, however, that, without the prior approval of the Company’s shareholders and except as provided in Section 4.5, the Board shall not directly or indirectly lower the Option Price of a previously granted Option or the grant price of a previously granted SAR; no amendment or modification of the Plan shall be made without shareholder approval if shareholder approval is required by applicable law or stock exchange rules.
14.2Awards Previously Granted. Notwithstanding any contrary provision of the Plan, no alteration, amendment, restatement, modification, suspension or termination of the Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Holder holding such Award.
ARTICLE XV
Miscellaneous
15.1Unfunded Plan/No Establishment of a Trust Fund. Holders shall have no right, title, or interest whatsoever in or to any investments that the Company or any of its Affiliates may make to aid in meeting obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Holder, beneficiary, legal representative, or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts, except as expressly set forth in the Plan. No property shall be set aside nor shall a trust fund of any kind be established to secure the rights of any Holder under the Plan. The Plan is not intended to be subject to the United States Employee Retirement Income Security Act of 1974, as amended.
15.2No Employment Obligation. The granting of any Award shall not constitute an employment or service contract, express or implied, alter any “at will” employment relationship, nor impose upon the Company or any Affiliate any obligation to employ or continue to employ, or utilize the services of, any Holder. The right of the Company or any Affiliate to terminate the Employment of any person shall not be diminished or affected by reason of the fact that an Award has been granted to him, and nothing in the Plan or an Award Agreement shall interfere with or limit in any way the right of the Company or its Affiliates to terminate any Holder’s Employment at any time or for any reason not prohibited by law.
15.3Transfers and Leaves of Absence. For purposes of the Plan, unless the Committee determines otherwise: (a) a transfer of a Holder’s employment without an intervening period of separation among the Company or any Affiliate shall not be deemed a Termination of Employment, subject to Section 409A of the Code in the case of an Award subject to Section 409A of the Code that is granted to a U.S. Taxpayer and (b) a Holder who is granted in writing a leave of absence shall be deemed to have remained in the employ of any member of the Company or any Affiliate during such leave of absence, provided that such leave is for a period of not more than ninety (90) days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute or unless provided otherwise pursuant to formal policy adopted from time to time by the Company and issued and promulgated to Employees in writing. In the case of any Employee on an approved leave of absence, the Committee may make such provisions respecting suspension of vesting of the Award while on leave from the employ of the Company or any Affiliate as it may deem appropriate, except that in no event may an Option be exercised after the expiration of the term set forth in the applicable Award Agreement. For purposes of ISOs, no leave of absence may exceed three months, unless reemployment upon expiration of such leave is guaranteed by statute or has been agreed to by contract or in a written policy of the Company which provides for a right of reemployment following the leave of absence.
15.4    Tax Withholding. The Company or any Affiliate shall have the authority and right to deduct or withhold or require a Holder to remit to the Company or any Affiliate, an amount sufficient to satisfy Tax‑Related Items with respect to any taxable event concerning a Holder arising as a result of the Plan or to take such other action as may be necessary in the opinion of the Company or any Affiliate, as appropriate, to satisfy withholding obligations for the payment of Tax‑Related Items, including but not limited to (a) withholding from the Holder’s wages or other cash compensation; (b) withholding from the proceeds for the sale of Shares underlying the Award either through a voluntary sale or a mandatory sale arranged by the Company on the Holder’s behalf; or (c) in the Committee’s sole discretion and in satisfaction of the foregoing requirement withhold Shares otherwise issuable under an Award (or allow the return of Shares) having a Fair Market Value equal to the sums required to be withheld. To avoid negative accounting treatment, the number of Shares which may be withheld with respect to the issuance, vesting, exercise or payment of any Award or which may be repurchased from the Holder of such Award or redeemed in order to satisfy the Holder’s Tax‑Related Items liabilities with respect to the issuance, vesting, exercise or payment of the Award may be limited to the number of Shares which have a Fair Market Value on the date of withholding, repurchase or redemption equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates or other applicable minimum withholding rates. No Shares shall be delivered hereunder to any Holder or other person until the Holder or such other person has made arrangements acceptable to the Company for the satisfaction of the Tax‑Related Items withholdings obligations with respect to any taxable event concerning the Holder or such other person arising as a result of the Plan.
15.5    Gender and Number. If the context requires, words of one gender when used in the Plan shall include the other and words used in the singular or plural shall include the other.
15.6    Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
15.7    Headings. Headings of Articles and Sections are included for convenience of reference only and do not constitute part of the Plan and shall not be used in construing the terms and provisions of the Plan.
15.8    Other Compensation Plans. The adoption of the Plan shall not affect any outstanding options, restricted shares or restricted share units, nor shall the Plan preclude the Company from establishing any other forms of incentive compensation arrangements for Employees or Directors.
15.9    Other Awards. The grant of an Award shall not confer upon the Holder the right to receive any future or other Awards under the Plan, whether or not Awards may be granted to similarly situated Holders, or the right to receive future Awards upon the same terms or conditions as previously granted.
15.10    Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company or continuing company, whether the existence of such successor is the result of a direct or indirect acquisition, reorganization, reincorporation, redomestication, merger, amalgamation, consolidation, plan or scheme of arrangement, exchange offer, business combination or similar transaction of the Company or the sale, transfer or other disposition of all or substantially all of the Company’s Assets.
15.11    Law Limitations/Governmental Approvals. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or securities exchanges as may be required.
15.12    Fractional Shares. No fractional Shares shall be issued or acquired pursuant to the Plan or any Award. If the application of any provision of the Plan or any Award Agreement would yield a fractional Share, such fractional Share shall be rounded down to the next whole Share.
15.13    Investment Representations. The Committee may require any person receiving Awards or Shares pursuant to an Award under the Plan to represent and warrant in writing that the person is acquiring the Shares for investment and without any present intention to sell or distribute such Shares or such other representatives or warranties as the Committee deems appropriate to ensure compliance with applicable securities laws.
15.14    Persons Residing Outside of Ireland or the United States. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company or any of its Affiliates operates or has Employees, the Committee, in its sole discretion, shall have the power and authority to determine which Affiliates shall be covered by the Plan; determine which persons employed outside the United States are eligible to participate in the Plan; amend or vary the terms and provisions of the Plan and the terms and conditions of any Award granted to persons who reside or provide service outside Ireland or the United States; establish sub-plans and modify exercise procedures and other terms and procedures to the extent such actions may be necessary or advisable for legal or administrative reasons - any subplans and modifications to Plan terms and procedures established under this Section 15.14 by the Committee shall be attached to the Plan document as Appendices; and take any action, before or after an Award is made, that it deems advisable to obtain or comply with any necessary local government regulatory exemptions or approvals. Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act, the Code, any securities law or governing statute.
15.15    Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with applicable United States federal law and the laws of the State of Texas, without regard to any conflict of laws principles, except to the extent that the laws of Ireland mandatorily apply.
15.16    Purchase Rights. Any right of the Company to purchase or repurchase a Share shall include a right to redeem the Share also.